Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE FIRST QUARTER

ENDED MARCH 31, 2014

Tontitown, Arkansas, April 23, 2014......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $1,356,607 or diluted and basic earnings per share of $0.17 for the quarter ended March 31, 2014. These results compare to net loss of $456,267 or diluted and basic loss per share of $0.05 for the quarter ended March 31, 2013. Operating revenues were $97,820,394 for the first quarter of 2014 compared to $99,981,938 for the first quarter of 2013.

Daniel H. Cushman, President of the Company, commented, “We are very pleased with our operating profit of $2.8 million, which represents a $3.1 million improvement over the comparable period last year. The first quarter was very challenging due to the severe winter weather conditions, which made it extremely difficult to maintain positive momentum. The ability to post positive results, despite the significant weather related delays and added costs, was satisfying and is an indicator of the success of the profit model we continue to develop.

“Industry capacity continues to tighten, which was primarily weather related in January and February, but we haven’t seen any indication that this tightening will be short-lived. Indications from our customers and other shippers point to a growing concern over the long-term availability of capacity and the need to lock-in what capacity remains available.

“Just as significant, the weather made our driver recruiting results very inconsistent as potential new drivers were unable to travel to our training and orientation facilities. Our goal is to grow this year so adding drivers and reducing driver turnover is imperative to accomplishing that goal. We believe that our ability for growth hinges on our ability to provide our drivers with opportunities that help maximize their earnings and allow for their desired home time. Developing a freight base that attracts drivers and reduces turnover has been a top priority and we are beginning to see positive trends as we continue to secure freight that is driver friendly.

“We continue to grow our Mexico, Expedited, Dedicated and Automotive Divisions. All of these divisions are profitable and we are also able to attract and keep drivers in these divisions. The random fleet is shrinking and I don’t see that changing anytime soon. If drivers can’t utilize their hours and get home they won’t continue to perform in that business segment.

“This quarter also marks the three year anniversary date of moving forward with our goal of converting our truck fleet from one of the oldest in the industry to one of the newest. We have now met that goal as the average age of our truck fleet is 1.5 years which equals the age goal we set in 2011, when the average age was 3.5 years. We continue to experience increased performance and lower operating costs and plan to continue our three year replacement cycle going forward.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)

	Quarter ended March 31,
	2014	2013

Revenue, before fuel surcharge	$74,895,613	$77,827,949
Fuel surcharge	22,924,781	22,153,989
Total operating revenues	97,820,394	99,981,938

Operating expenses and costs:
Salaries, wages and benefits (1)	26,034,773	27,395,325
Fuel expense	24,797,850	26,970,478
Operating supplies and expenses	8,192,976	8,848,910
Rent and purchased transportation (1)	20,761,914	20,097,706
Depreciation	9,125,837	10,093,574
Operating taxes and licenses	1,174,765	1,270,899
Insurance and claims	3,742,238	3,437,991
Communications and utilities	623,366	600,749
Other	1,787,678	1,660,107
Gain on disposition of equipment	(1,266,226)	(142,208)
Total operating expenses and costs	94,975,171	100,233,531

Operating income (loss)	2,845,223	(251,593)

Interest expense	(862,234)	(815,242)
Non-operating income	271,636	282,871

Income (loss) before income taxes	2,254,625	(783,964)
Income tax expense (benefit)	898,018	(327,697)

Net income (loss)	$1,356,607	$(456,267)

Diluted earnings (loss) per share	$0.17	$(0.05)

Average shares outstanding – Diluted	8,032,937	8,688,433

	Quarter ended March 31,
	2014	2013
Truckload Operations
Total miles	51,022,305	51,743,966
Operating ratio (2)	96.18%	100.71%
Empty miles factor	6.92%	7.97%
Revenue per total mile, before fuel surcharge	$1.36	$1.37
Total loads	67,240	63,869
Revenue per truck per work day	$608	$624
Revenue per truck per week	$3,040	$3,120
Average company trucks	1,459	1,546
Average owner operator trucks	352	257

Logistics Operations
Total revenue	$5,448,980	$6,919,794
Operating ratio	96.44%	96.40%

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1)

In order to conform to industry practice, the Company began to classify payments to third-party owner operator drivers as purchased transportation rather than as salaries, wages and benefits as had been presented in reports prior to the period ended September 30, 2013. This reclassification has no effect on operating income, net income or earnings per share. The Company has made corresponding reclassifications to comparative periods shown.

2)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.